EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of 240 Greenwich Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2026, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	6,063,000
Interest-bearing balances	146,331,000
Securities:
Held-to-maturity securities	48,256,000
Available-for-sale debt securities	107,264,000
Equity securities with readily determinable fair values not held for trading	0
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	27,537,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases held for investment	46,659,000
LESS: Allowance for credit losses on loans and leases	200,000
Loans and leases held for investment, net of allowance	46,459,000
Trading assets	8,709,000
Premises and fixed assets (including right-of-use assets)	3,596,000
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	2,380,000
Direct and indirect investments in real estate ventures	0
Intangible assets	7,330,000
Other assets	21,190,000
Total assets	425,115,000

LIABILITIES

Deposits:
In domestic offices	255,943,000
Noninterest-bearing	84,330,000
Interest-bearing	171,613,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	116,619,000
Noninterest-bearing	9,678,000
Interest-bearing	106,941,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices.	0
Securities sold under agreements to repurchase	5,787,000
Trading liabilities	2,988,000
Other borrowed money: (includes mortgage indebtedness)	6,395,000
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	7,942,000
Total liabilities	395,674,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	13,277,000
Retained earnings	17,014,000
Accumulated other comprehensive income	-1,985,000
Other equity capital components	0
Total bank equity capital	29,441,000
Noncontrolling (minority) interests in consolidated subsidiaries	0
Total equity capital	29,441,000
Total liabilities and equity capital	425,115,000

I, Dermot McDonogh, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Dermot McDonogh
Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Robin A. Vince Jeffrey A. Goldstein Joseph J. Echevarria	Directors